FEB 18 2003
                                                      IN THE OFFICE OF
                                                      /s/ Dean Heller
                                                      ---------------
                                                DEAN HELLER, SECRETARY OF STATE


             CEERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                FAN ENERGY, INC.

     We the undersigned, Peter Jacobs, Chief Executive Officer and Albert Golusin, Secretary, of Fan Energy, Inc., A Nevada corporation, do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held by unanimous written consent effective as of the 2nd day of January 2003, adopted a resolution to amend the Restated Articles of Incorporation as heretofore amended:

To amend Article One of the Articles of Incorporation, filed April 26, 1989, establishing the name of the corporation as Eastern Star Mining, Inc. and as subsequently amended by the Certificate of Amendment of Articles of Incorporation, filed December 10, 1997, establishing the name of the corporation as Fan Energy, Inc. and that hereby the name of the corporation shall be changed to Quiet Tiger Inc. so that Article One of the Articles of Incorporations is hereby amended to read in its entirety as follows:

"The name of the corporation is Quiet Tiger Inc."

To amend Article Four of the Articles of Incorporation, filed April 26, 1989, and as subsequently amended by the Restated Articles of Incorporation filed by the Secretary of State of Nevada on February 7, 1997, authorizing 100,000,000 shares of stock comprised of 95,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of Preferred stock, $.001 par value per share; and further amended by a Certificate of Change in Number of Authorized Shares of Common Stock filed December 27, 2001 authorizing 6,333,334 shares of common stock, and further amended by Certificate of Change in Number of Authorized Shares of Common Stock filed June 28, 2002 authorizing 59,256,573 shares of common stock; that hereby that hereby the said authorization be increased to four hundred million (400,000,000) shares of stock comprised of three hundred-fifty million (350,000,000) shares of common stock, $.001 par value per share and fifty million (50,000,000) shares of preferred stock, $.001 par value per share so that and Article Four of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"The corporation shall be authorized to issue 350,000,000 shares of Common Stock having a $.001 par value, and 50,000,000 shares of Preferred Stock having a $.001 par value.

The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.

The Common stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and right or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares.

Stockholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock.

Each share of common stock issued and outstanding, shall be entitled to one vote on all matters. Dividends shall be declared and paid only out of funds legally available therefore. Shares of such stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid stock of this corporation shall not be liable to any further call or assessment."

The number of shares of the corporation outstanding and entitled to vote on the Amendment to the Articles of Incorporation is 45,377,066; that the said change in the name of the corporation and the Amendment to the Articles of Incorporation have been consented to and approved by the written consent of stockholders holding at least a majority of each class of stock of the corporation outstanding and entitled to vote thereon.


Dated this 14'th day of February, 2003


                                           FAN ENERGY

                                       /s/ Peter Jacobs
                                       -----------------------------------------
                                           Peter Jacobs, Chief Executive Officer

                                       /s/ Albert Golusin
                                       -----------------------------------------
                                           Albert Golusin, Secretary

STATE OF ARIZONA   )
                   ) ss.
COUNTY OF MARICOPA )

On February 14, 2003, personally appeared before me, a notary public, Peter Jacabs, Chief Executive Officer and Albert Golusin, Secretary, respectively, of Fan Energy Inc. and affirmed that the facts stated therein are true.

(Official Seal Lynn A. Marzonie)             /s/ Lynn A. Marzonie
                                             -----------------------------------
                                                 Lynn A. Marzonie, Notary Public